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                                                                    EXHIBIT 12.1



NBC ACQUISITION CORP. AND SUBSIDIARY

COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
(AMOUNTS IN THOUSANDS)

                                                                                                        Nine Months Ended
                                                               Fiscal Years Ended March 31,                December 31,
                                                                                                        -----------------
                                                      1999       2000      2001      2002       2003           2003
                                                    --------   --------  --------  --------   --------       --------
Historical Computations:
  Income (loss) before income taxes                 $ (1,685)  $    807  $  3,675  $ 19,109   $ 30,011       $ 15,811
                                                    ========   ========  ========  ========   ========       ========

  Fixed charges:

     Interest expense, including
     amortization of debt issue costs
     and original issue debt discount               $ 22,854   $ 23,398  $ 24,008  $ 24,408   $ 22,192       $ 16,884


     Interest portion of lease rentals                 2,077      2,741     3,190     3,545      3,845          3,223
                                                    --------   --------  --------  --------   --------       --------
          Total fixed charges                       $ 24,931   $ 26,139  $ 27,198  $ 27,953   $ 26,037       $ 20,107
                                                    ========   ========  ========  ========   ========       ========

Total earnings and fixed charges                    $ 23,246   $ 26,946  $ 30,873  $ 47,062   $ 56,048       $ 35,918

Ratio of earnings to fixed charges                  (1)            1.03      1.14      1.68       2.15           1.79
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(1) Earnings were insufficient to cover fixed charges by $1,685.